Exhibit 99.01

SRAX to Acquire LD Micro

The combined entities will focus on the rapid adoption of SRAX’s Sequire platform as well as hosting virtual and in-person events. Chris Lahiji to join SRAX’s board of directors.

LOS ANGELES—SRAX, Inc. (NASDAQ: SRAX), a financial technology company that unlocks data and insights for publicly traded companies through Sequire, its SaaS platform, announced that it will acquire LD Micro, a leading data and event company serving the small and micro-cap space.

“LD Micro is, without a doubt, one of the most well known and respected brands in micro-cap. Chris Lahiji and his team have done an incredible job of creating a loyal community of investors and issuers,” said Christopher Miglino, founder and CEO of SRAX. “LD Micro is also accretive to our investors from day one. We are confident that together we’ll accelerate the adoption of Sequire, while also enhancing LD Micro’s digital assets.”

Chris Lahiji, founder of LD Micro, commented, “What Chris and his team at SRAX have built is simply remarkable. The platform is an absolute game changer for public companies and their shareholders. Both companies believe that one day executives will rely on Sequire the same way investors rely on Bloomberg. Over 1,500 companies have presented at LD Micro’s events since 2008, and almost all of them would be immediate beneficiaries of this technology.”

Lahiji continued, “We are also impressed with SRAX’s plans for the next generation of events, and with more than one million investors on Sequire so far, we will continue hosting industry-leading forums with an audience that is 50 times our current reach.”

SRAX’s Sequire platform is a robust suite of products for public company issuers, including:

●	Investor intelligence, both institutional and retail
●	Investor outreach
●	Warrant tracking
●	Survey creation
●	Events and roadshows
●	Investor CRM

As part of the transaction, Chris Lahiji will join SRAX’s board of directors.

Mitchell Silberberg & Knupp LLP served as legal advisor to LD Micro. Silvestre Law Group served as counsel for SRAX.

The transaction is expected to close next week.

Conference Call to Discuss Transaction

SRAX will host a webinar on Tuesday, September 8 at 11:00 a.m. ET / 8:00 a.m. PT to discuss the synergies of the combined companies. Register to join here: https://vr.mysequire.com/registration/?id=1017083

About SRAX

SRAX (NASDAQ: SRAX) is a financial technology company that unlocks data and insights for publicly traded companies. Through its premier investor intelligence and communications platform, Sequire, companies can track their investors’ behaviors and trends and use those insights to engage current and potential investors across marketing channels. For more information on SRAX, visit srax.com and mysequire.com

About LD Micro

LD Micro was founded in 2006 with the sole purpose of being an independent resource in the microcap space. What started out as a newsletter highlighting unique companies has transformed into several virtual and in-person events hosted annually. For more information on LD Micro, visit ldmicro.com.

Contact

Natalie Santos

investors@srax.com